Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. REPORTS SECOND QUARTER 2018 RESULTS

•	Record quarterly revenues led by improving markets

•	Operating Income of $1.8 million, an $8.5 million improvement from Q2 2017

•	Reported net loss of $32.5 million (includes a non-cash derivative loss of $25.4 million, net of tax)

•	Adjusted net loss of $5.6 million

•	Adjusted EBITDA of $30.4 million, a 92% increase from Q2 2017

SUGAR LAND, TX – August 7, 2018 – Team, Inc. (NYSE: TISI) today reported its financial results for the second quarter ended June 30, 2018.

Consolidated revenues increased 10.1% to $343.9 million in the second quarter of 2018 compared to $312.3 million in the prior year quarter, primarily from increased activity levels in each of our segments: Inspection and Heat Treating Group (“IHT”), Mechanical Services Group (“MS”) and Quest Integrity. Consolidated net loss in the second quarter of 2018 was $32.5 million ($1.08 loss per diluted share) compared to a net loss of $11.1 million ($0.37 loss per diluted share) in the second quarter of 2017. Operating income improved to $1.8 million in the second quarter of 2018 compared to an operating loss of $6.7 million for the prior year quarter. Team’s end markets continue to strengthen, as both customer spending and activity levels have increased compared to 2017.

The second quarter 2018 reported results include certain charges not indicative of Team’s core operating activities, including: a non-cash loss of $29.3 million associated with Team’s convertible debt, which was previously subject to mark-to-market accounting, $4.1 million of costs related to our OneTEAM program and $1.7 million of certain legal, professional fees and other costs. Additionally, we incurred $2.4 million of restructuring costs. Net of tax, these items totaled $26.9 million ($0.89 per diluted share).

Excluding these items, adjusted net loss, a non-GAAP measure, was $5.6 million ($0.19 adjusted loss per diluted share) for the current quarter versus adjusted net loss of $6.7 million ($0.23 adjusted loss per diluted share) for the prior year quarter. (See the accompanying reconciliation of all non-GAAP items at the end of this news release.)

Amerino Gatti, Chief Executive Officer, commented, “We are encouraged with our second quarter 2018 performance, with all three of our business segments showing improvements sequentially and over the prior year quarter. Team achieved strong quarterly organic growth in revenues, operating income and Adjusted EBITDA. Our second quarter also represented record quarterly revenues and Team’s highest Adjusted EBITDA performance since the second quarter of 2016. In addition, our performance improvements benefited the leverage ratio under Team’s credit facility, increasing our available liquidity.

“The OneTEAM program, focused on creating value for our stakeholders, is in full deployment phase and on track. We are pleased with our employees’ dedication, willingness to embrace change and their steadfast commitment to deliver on our key 2018 objectives of improving safety performance, growing EBITDA and increasing free cash flow.

“Given our improved second quarter 2018 financial performance, projected growth in end markets for our services, and our strong focus on executing the OneTEAM program, we remain confident that we are on the right path to deliver 10%-12% annual Adjusted EBITDA margin by 2020,” Mr. Gatti concluded.

Second quarter 2018 selling, general and administrative expense (“SG&A”) was $93.2 million and included $5.8 million of items not indicative of core operating activities described above. First quarter 2018 SG&A was $89.7 million and included $5.1 million of items not indicative of core operating activities. The sequential cost increase of $2.8 million in second quarter is primarily due to non-cash stock-based compensation and increased allowances for bad debts associated with the revenue increase.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended June 30, 2018 and 2017 (in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2018	2017	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$168,673	$158,412	$10,261	6.5%
MS	148,978	132,564	16,414	12.4%
Quest Integrity	26,238	21,280	4,958	23.3%
Total	$343,889	$312,256	$31,633	10.1%
Operating income (loss):
IHT	$13,281	$10,529	$2,752	26.1%
MS	10,582	5,385	5,197	96.5%
Quest Integrity	5,751	3,889	1,862	47.9%
Corporate and shared support services	(27,815)	(26,496)	(1,319)	(5.0)%
Total	$1,799	$(6,693)	$8,492	NM1
___________________
1     NM - Not meaningful

The higher overall revenues are primarily attributable to increased activity levels across all segments due to improved market conditions. Foreign currency exchange rate changes favorably impacted revenues by $4.8 million.

The higher operating income reflects higher activity levels, led by an improvement in market conditions—primarily within our North American operations—and the benefits from the Company’s cost savings initiative completed in 2017 as well as benefits from the OneTEAM program in 2018. In the MS segment, these benefits were partially offset by additional amortization expense of $3.1 million associated with the acceleration of amortization of the intangible asset associated with the Furmanite trade name.

Our adjusted measure of operating income, Adjusted EBIT, was $9.8 million in the second quarter of 2018, versus Adjusted EBIT of $0.2 million in the prior year comparable quarter.

Adjusted EBIT and adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities.

Supplemental Financial Information

OneTEAM Program: The deployment phase of the OneTEAM integration and business transformation initiative is now well underway. We incurred $4.1 million of expenses during the second quarter of 2018, which are primarily related to professional fees associated with the project, and $2.4 million of severance-related restructuring costs. We currently expect that the OneTEAM Program will be largely completed in the first half of 2019.

Furmanite trade name amortization: Results for the second quarter of 2018 include incremental amortization expense of $3.1 million associated with a change in the estimated useful life of the Furmanite trade name, reflecting initiatives to consolidate the Company’s branding. The trade name will be fully amortized by the end of 2018.

Interest expense: The Company recorded $7.6 million of interest expense during the second quarter of 2018, which includes $1.7 million of non-cash interest expense. The non-cash interest expense is primarily attributable to the amortization of debt issuance costs and the amortization of the discount on the Company’s convertible debt.

Loss on convertible debt embedded derivative: Team recorded a non-cash loss of $29.3 million related to the embedded conversion feature associated with the Company’s convertible debt during the second quarter, primarily from the significant increase in the Company’s stock price. At its Annual Meeting of Shareholders in May 2018, the Company obtained shareholder approval to deliver shares of common stock issuable upon conversion of the debt. As a result, the embedded derivative liability was reclassified to stockholders’ equity. Future results will not be impacted by any additional changes in the value of the embedded derivative. Upon conversion, the Company may elect to settle the convertible debt in cash, shares or a combination thereof.

Income taxes: The Company’s effective tax rate was 8.4% for the second quarter of 2018 compared to essentially zero for the same period last year. The effective tax rate was significantly impacted by changes in the valuation allowance on deferred tax assets during the second quarter 2018, which offset much of the tax benefit of the pre-tax loss recognized during the period. In the prior year quarter, the effective tax rate was impacted by changes in the estimated annual effective tax rate, permanent differences and other variations.

Borrowing capacity: At June 30, 2018, our cash balance was $15 million and we had approximately $80 million of available borrowing capacity. Total liquidity of $95 million improved by $17 million sequentially from the first quarter of 2018.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which the Company also refers to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items were a non-cash loss of $29.3 million associated with the conversion feature of Team’s convertible debt, which was accounted for as a derivative liability under GAAP and $6.5 million of costs related to our OneTEAM transformation project (including $2.4 million of restructuring costs).

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

Conference Call

Team, Inc. has scheduled a conference call to discuss its second quarter 2018 results, which will be broadcast live over the Internet, on Wednesday, August 8, 2018 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-888-699-2378 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through August 15, 2018 and may be accessed by dialing 404-537-3406 and using pass code 7683049#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, and the Company sometimes uses adjusted EBITDA, EBIT, adjusted EBIT and free cash flow, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$343,889	$312,256	$646,274	$598,810
Operating expenses	246,707	227,613	473,558	439,363
Gross margin	97,182	84,643	172,716	159,447
Selling, general and administrative expenses	93,174	91,065	182,833	180,378
Restructuring and other related charges (credits), net	2,411	271	2,411	(976)
Gain on revaluation of contingent consideration	(202)	—	(202)	(1,174)
Operating income (loss)	1,799	(6,693)	(12,326)	(18,781)
Interest expense, net	7,631	4,372	15,228	7,530
Loss on convertible debt embedded derivative	29,330	—	24,783	—
Other expense, net	285	17	332	358
Loss before income taxes	(35,447)	(11,082)	(52,669)	(26,669)
Less: Provision (benefit) for income taxes	(2,977)	4	(2,354)	(6,075)
Net loss	$(32,470)	$(11,086)	$(50,315)	$(20,594)

Loss per common share:
Basic	$(1.08)	$(0.37)	$(1.68)	$(0.69)
Diluted	$(1.08)	$(0.37)	$(1.68)	$(0.69)
Weighted-average number of shares outstanding:
Basic	30,003	29,826	29,989	29,815
Diluted	30,003	29,826	29,989	29,815

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)

Cash and cash equivalents	$15,296	$26,552

Other current assets	406,082	370,508

Property, plant and equipment, net	195,762	203,219

Other non-current assets	440,950	455,556

Total assets	$1,058,090	$1,055,835

Current liabilities	$147,398	$147,784

Long-term debt	390,481	387,749

Other non-current liabilities	64,080	62,834

Stockholders’ equity	456,131	457,468

Total liabilities and stockholders’ equity	$1,058,090	$1,055,835

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Six Months Ended
	June 30,
	2018	2017
	(unaudited)	(unaudited)

Net loss	$(50,315)	$(20,594)

Depreciation and amortization expense	32,434	26,015

Provision for doubtful accounts	5,567	3,172

Deferred income taxes	(3,700)	(9,066)

Non-cash compensation cost	7,006	4,263

Loss on convertible debt embedded derivative	24,783	—

Working capital changes	(34,910)	(12,852)

Other items affecting operating cash flows	1,388	(3,548)

Net cash used in operating activities	(17,747)	(12,610)

Capital expenditures	(12,082)	(18,662)

Proceeds from disposal of assets	1,463	2,558

Other items affecting investing cash flows	(483)	(508)

Net cash used in investing activities	(11,102)	(16,612)

Borrowings on Credit Facility, net	21,168	12,488

Debt issuance costs on Credit Facility	(855)	(738)

Cash associated with share-based payment arrangements, net	(225)	147

Other items affecting financing cash flows	(1,106)	(1,278)

Net cash provided by financing activities	18,982	10,619

Effect of exchange rate changes	(1,389)	1,541

Change in cash and cash equivalents	$(11,256)	$(17,062)

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$168,673	$158,412	$320,092	$301,368
MS	148,978	132,564	281,879	254,386
Quest Integrity	26,238	21,280	44,303	43,056
	$343,889	$312,256	$646,274	$598,810

Operating income (loss) (“EBIT”)
IHT	$13,281	$10,529	$20,021	$18,654
MS	10,582	5,385	13,100	5,836
Quest Integrity	5,751	3,889	6,845	8,080
Corporate and shared support services	(27,815)	(26,496)	(52,292)	(51,351)
	$1,799	$(6,693)	$(12,326)	$(18,781)

Adjusted EBIT
IHT	$14,248	$10,529	$21,037	$17,480
MS	10,921	5,488	13,938	4,786
Quest Integrity	5,784	3,889	6,878	8,080
Corporate and shared support services	(21,111)	(19,671)	(41,003)	(38,572)
	$9,842	$235	$850	$(8,226)
Adjusted EBITDA
IHT	$18,973	$15,390	$30,567	$27,196
MS	19,865	11,285	32,160	16,446
Quest Integrity	6,750	4,816	8,843	10,445
Corporate and shared support services	(15,181)	(15,686)	(31,280)	(32,035)
	$30,407	$15,805	$40,290	$22,052

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including certain changes to valuation allowances and the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net loss	$(32,470)	$(11,086)	$(50,315)	$(20,594)
Professional fees, legal and other[1]	5,684	2,803	10,580	4,765
ERP costs	—	3,854	87	7,940
Restructuring and other related charges (credits), net[2]	2,411	271	2,411	(976)
Executive transition cost[3]	150	—	300	—
Gain on revaluation of contingent consideration	(202)	—	(202)	(1,174)
Loss on convertible debt embedded derivative	29,330	—	24,783	—
Tax impact of adjustments[4]	(10,464)	(2,564)	(10,628)	(3,906)
Adjusted net loss	$(5,561)	$(6,722)	$(22,984)	$(13,945)

Adjusted net loss per common share:
Basic	$(0.19)	$(0.23)	$(0.77)	$(0.47)
Diluted	$(0.19)	$(0.23)	$(0.77)	$(0.47)

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$1,799	$(6,693)	$(12,326)	$(18,781)
Professional fees, legal and other[1]	5,684	2,803	10,580	4,765
ERP costs	—	3,854	87	7,940
Restructuring and other related charges (credits), net[2]	2,411	271	2,411	(976)
Executive transition cost[3]	150	—	300	—
Gain on revaluation of contingent consideration	(202)	—	(202)	(1,174)
Adjusted EBIT	9,842	235	850	(8,226)
Depreciation and amortization
Amount included in operating expenses	6,673	6,712	13,773	13,790
Amount included in selling, general, and administrative expenses	9,306	6,342	18,661	12,225
Total depreciation and amortization	15,979	13,054	32,434	26,015
Non-cash share-based compensation costs	4,586	2,516	7,006	4,263
Adjusted EBITDA	$30,407	$15,805	$40,290	$22,052

Free Cash Flow:
Cash used in operating activities	$(19,898)	$(10,060)	$(17,747)	$(12,610)
Capital expenditures	(6,595)	(7,944)	(12,082)	(18,662)
Free Cash Flow	$(26,493)	$(18,004)	$(29,829)	$(31,272)
___________________

1	For the three and six months ended June 30, 2018, includes $4.1 million and $7.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For the three and six months ended June 30, 2018, relates to restructuring costs incurred associated with the OneTEAM program. For the six months ended June 30, 2017, relates primarily to a gain associated with the disposal of Furmanite operations in Belgium.

3	Transition costs associated with September 2017 leadership change.

4	Represents the tax effect of the adjustments at an assumed marginal tax rate of 28% for the three and six months ended June 30, 2018 and 37% for the three and six months ended June 30, 2017.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$13,281	$10,529	$20,021	$18,654
Professional fees, legal and other	(1)	—	48	—
Restructuring and other related charges, net[1]	968	—	968	—
Gain on revaluation of contingent consideration	—	—	—	(1,174)
Adjusted EBIT	14,248	10,529	21,037	17,480
Depreciation and amortization	4,725	4,861	9,530	9,716
Adjusted EBITDA	$18,973	$15,390	$30,567	$27,196

MS
Operating income	$10,582	$5,385	$13,100	$5,836
Professional fees, legal and other	8	69	507	163
Restructuring and other related charges (credits), net[1]	331	34	331	(1,213)
Adjusted EBIT	10,921	5,488	13,938	4,786
Depreciation and amortization	8,944	5,797	18,222	11,660
Adjusted EBITDA	$19,865	$11,285	$32,160	$16,446

Quest Integrity
Operating income	$5,751	$3,889	$6,845	$8,080
Restructuring and other related charges, net[1]	33	—	33	—
Adjusted EBIT	5,784	3,889	6,878	8,080
Depreciation and amortization	966	1,096	1,965	2,365
Non-cash share-based compensation costs	—	(169)	—	—
Adjusted EBITDA	$6,750	$4,816	$8,843	$10,445

Corporate and shared support services
Operating loss	$(27,815)	$(26,496)	$(52,292)	$(51,351)
Professional fees, legal and other[2]	5,677	2,734	10,025	4,602
ERP costs	—	3,854	87	7,940
Restructuring and other related charges, net[1]	1,079	237	1,079	237
Executive transition cost[3]	150	—	300	—
Gain on revaluation of contingent consideration	(202)	—	(202)	—
Adjusted EBIT	(21,111)	(19,671)	(41,003)	(38,572)
Depreciation and amortization	1,344	1,300	2,717	2,274
Non-cash share-based compensation costs	4,586	2,685	7,006	4,263
Adjusted EBITDA	$(15,181)	$(15,686)	$(31,280)	$(32,035)
___________________

1
For the three and six months ended June 30, 2018, associated with restructuring costs incurred associated with the OneTEAM program. In MS, for the six months ended June 30, 2017, relates primarily to a gain associated with disposal of Furmanite operations in Belgium.

2	For the three months and six months ended June 30, 2018, includes $4.1 million and $7.5 million associated with the OneTEAM program (exclusive of restructuring costs).

3	Transition costs associated with September 2017 leadership change.